EXHIBIT (14)

POWERS OF ATTORNEY

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, a Treasurer and Vice President of Monumental Life Insurance Company, an Iowa corporation, do hereby appoint Darin D. Smith and Frank A. Camp, and each of them severally, my true and lawful attorney-in-fact, for me and in my name, place and stead to execute and file any instrument or document to be filed as part of or in connection with or in any way related to the Registration Statements and any and all amendments thereto, filed by said Company under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended, in connection with the registration of the variable contracts listed below, and to have full power and authority to do or cause to be done in my name, place and stead each and every act and thing necessary to appropriate in order to effectuate the same, as fully to all intents and purpose I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, may do or cause to be done by virtue hereof. Each said attorney-in-fact shall have power to act hereunder without the others.

Separate Account Name	Product Name	SEC 1933 File Number
Separate Account VA WM	Flexible Premium Variable Annuity – GM	333-138040
Separate Account VA BB	Pacers Choice Variable Annuity	333-146313
Separate Account VA CC	Advisor’s Edge Variable Annuity	333-146323
Separate Account VA CC	Advisor’s Edge Select Variable Annuity	333-146323
Separate Account VA CC	Dimensional Variable Annuity	333-146323
Separate Account VA CC	Personal Manager Variable Annuity	333-146314
Separate Account VA CC	Prism Variable Annuity	333-146315
Separate Account VA CC	Marquee Variable Annuity	333-146317
Separate Account VA DD	Vanguard Variable Annuity	333-146328
Separate Account VL E	Pacers Choice Variable Life	333-146343

IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of October, 2007.

/s/ M. Craig Fowler
M. Craig Fowler, Treasurer and Vice President